UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2010
ENERGY TRANSFER EQUITY, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
3738 Oak Lawn
Dallas, Texas 75219
(Address of principal executive offices, including zip code)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Revolving Credit Facility
     On September 20, 2010, Energy Transfer Equity, L.P. (“ETE”) entered into a $200 million five-year senior secured revolving credit facility (the “Credit Agreement”) with Credit Suisse AG, as administrative agent and collateral agent, the other lenders party thereto and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner. Borrowings under the Credit Agreement mature on September 20, 2015 and are available for general business purposes.
     Under the Credit Agreement, the obligations of ETE are secured by all tangible and intangible assets of ETE and certain of its subsidiaries, including (i) the 50,226,967 common units of Energy Transfer Partners, L.P. (“ETP”) held by ETE; (ii) ETE’s 100% equity interest in the general partner entities of ETP, through which ETE holds the incentive distribution rights in ETP; (iii) the 26,266,791 common units of Regency Energy Partners LP (“Regency”); (iv) ETE’s 100% membership interest in ETE GP Acquirer LLC (“ETE Acquirer”); and (v) ETE Acquirer’s 100% equity interest in the general partner entities of Regency.
     Borrowings under the revolving credit facility bear interest, at ETE’s option, at either the Eurodollar rate plus the applicable margin or the base rate plus the applicable margin. The applicable margins are based upon ETE’s leverage ratio and range from 2.75% to 3.75% for Eurodollar loans and from 1.75% to 2.75% for base rate loans.
     The Credit Agreement contains customary representations, warranties and covenants, including financial covenants regarding a maximum leverage ratio, a maximum consolidated leverage ratio, a minimum fixed charge coverage ratio and a minimum loan to value ratio. In addition, the Credit Agreement contains customary events of default, including, but not limited to, (i) default for failure to pay the principal on any Loan or any reimbursement obligation with respect to any letter of credit when due and payable, (ii) failure to duly observe, perform or comply with certain specified covenants, (iii) a representation or warranty made in connection with any loan document proves to have been false or incorrect in any material respect on any date on or as of which made, and (iv) the occurrence of a change of control.
     In connection with the Credit Agreement, ETE and certain of its subsidiaries entered into a Pledge and Security Agreement (the “Security Agreement”) with Credit Suisse AG, Cayman Islands Branch, as collateral agent (the “Collateral Agent”). The Security Agreement secures all of ETE’s obligations under the Credit Agreement and grants to the Collateral Agent a continuing first priority lien on, and security interest in, all of ETE’s and the other grantors’ tangible and intangible assets.
     The foregoing description of the Credit Agreement and the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the Security Agreement, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated by reference herein.
7.500% Senior Notes due 2020
Underwriting Agreement
     On September 15, 2010, ETE entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and UBS Securities LLC, each acting on behalf of itself and collectively as the representatives of the several underwriters, with respect to the public offering (the “Offering”) of $1,800,000,000 aggregate principal amount of its 7.500% senior notes due 2020 (the “Notes”). The Offering was made pursuant to ETE’s Registration Statement on Form S-3 (File No. 333-164414) which became effective upon filing with the Securities and Exchange Commission (the “Commission”) on January 20, 2010.
     The Underwriting Agreement contains customary representations, warranties and agreements by ETE, and customary conditions to closing, indemnification obligations of ETE and the underwriters, including for liabilities under the Securities Act of 1933, other obligations of the parties and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Notes, Indenture and Supplemental Indenture
     On September 20, 2010, ETE completed the Offering. ETE expects to receive net proceeds of approximately $1.77 billion from the Offering, after deducting the underwriters’ discount and estimated offering expenses, and intends to use approximately $142.1 million of the net proceeds to repay all of the indebtedness outstanding under its existing $500 million revolving credit facility and approximately $1.45 billion to repay all of the indebtedness outstanding under its term loan facility. In addition, ETE intends to use approximately $168.6 million of the net proceeds to fund the estimated cost to terminate interest rate swap agreements relating to those outstanding borrowings and the remaining amount of net proceeds for general partnership purposes.
     The terms of the Notes are governed by an Indenture dated September 20, 2010 (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated September 20, 2010 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), between ETE and U.S. Bank National Association, as trustee (the “Trustee”).
     Interest on the Notes is payable semi-annually on April 15 and October 15 of each year, commencing April 15, 2011, and the Notes will mature on October 15, 2020. ETE may redeem some or all of the Notes at any time at a price equal to 100% of the principal amount of the Notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. Since the indebtedness under our term loan facility was discharged concurrently with the closing of the Offering, the Notes will be unsecured when issued. Additionally, the Notes initially will not be guaranteed by an of ETE’s subsidiaries. The Notes are ETE’s senior obligations, ranking equally in right of payment with our other existing and future unsubordinated debt and senior to any of its future subordinated debt.
     The Indenture contains customary events of default (each an “Event of Default”). Under the Indenture, Events of Default include, but are not limited to, the following:
     (1) default for 30 days in the payment when due of interest on the Notes;
     (2) default in the payment of principal or premium, if any, on the Notes when due at their stated maturity, upon redemption, upon declaration or otherwise;
     (3) failure by ETE to comply with any of its agreements or covenants relating to merger, consolidation or sale of assets, or in respect of its obligations to make or consummate a change of control offer;
     (4) failure by ETE to comply with its other covenants or agreements in the Indenture applicable to the Notes for 60 days after written notice of default given by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by ETE or any of its subsidiaries (or the payment of which is guaranteed by ETE or any of its subsidiaries) whether the indebtedness or guarantee now exists, or is created after the issue date of the Notes, if that default both (A) is caused by a failure to pay principal of, or interest or premium, if any, on the indebtedness prior to the expiration of the grace period provided in the indebtedness on the date of the default (a “Payment Default”) and (B) results in the acceleration of the indebtedness prior to its express maturity, and, in each case, the principal amount of any the indebtedness, together with the principal amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; and
     (6) certain events of bankruptcy, insolvency or reorganization of ETE or any of its significant subsidiaries or any group of ETE’s subsidiaries that, taken together, would constitute a significant subsidiary.
     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest on all of the Notes will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization with respect to ETE occurs and is continuing, the principal of, and accrued and unpaid interest on the Notes will become and be immediately due and payable without any declaration of acceleration, notice or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
     The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Original Indenture and the Supplemental Indenture, copies of which are filed herewith as Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated by reference herein.
Relationships
     In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with ETE and its affiliates for which they received or will receive customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangements of a Registrant.
     The information provided in Item 1.01 is incorporated by reference into this Item 2.03.
     The foregoing description is qualified in its entirety by the exhibits incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of the Exhibit
1.1	Underwriting Agreement dated as of September 15, 2010 among Energy Transfer Equity, L.P. and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the several underwriters.

4.1	Indenture dated September 20, 2010 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture dated September 20, 2010 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (including form of the Notes).

5.1	Opinion of Latham & Watkins LLP regarding legality of the Notes.

10.1	Credit Agreement dated as of September 20, 2010 among Energy Transfer Equity, L.P., Credit Suisse AG, as administrative agent and collateral agent, the other lenders party thereto and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner.

10.2	Pledge and Security Agreement dated September 20, 2010 among Energy Transfer Equity, L.P., the other grantors named therein and Credit Suisse AG, Cayman Islands Branch, as collateral agent.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Equity, L.P.
	By:	LE GP, LLC,
its general partner

Date: September 20, 2010	By:	/s/ John W. McReynolds
John W. McReynolds
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
1.1	Underwriting Agreement dated as of September 15, 2010 among Energy Transfer Equity, L.P. and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the several underwriters.

4.1	Indenture dated September 20, 2010 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture dated September 20, 2010 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (including form of the Notes).

5.1	Opinion of Latham & Watkins LLP regarding legality of the Units.

10.1	Credit Agreement dated as of September 20, 2010 among Energy Transfer Equity, L.P., Credit Suisse AG, as administrative agent and collateral agent, the other lenders party thereto and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner.

10.2	Pledge and Security Agreement dated September 20, 2010 among Energy Transfer Equity, L.P., the other grantors named therein and Credit Suisse AG, Cayman Islands Branch, as collateral agent.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).